EXHIBIT 99.1
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PRESS RELEASE DATED JULY 6, 2004
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MORTON GROVE, Ill., July 6 -- Lifeway Foods, Inc. today announced its intent to acquire a privately-held gourmet cream cheese producer based in the Philadelphia area.

"This company produces and sells an excellent line of gourmet cream cheeses, as well as products similar to our own farmer's cheese," said Julie Smolyansky, Lifeway Foods' president. "This addition to Lifeway Foods provides the company with several strategic advantages with the most important being that it now gives us our own distribution system on the East Coast. This will allow us to more cost effectively distribute Lifeway's existing product lines to these large and important Philadelphia, New York and New Jersey markets. These are significant Kefir markets and we believe they can also be important markets for our LaFruta, Lo Carb Kefir and other product lines.

"This acquisition will also be a complementary addition to our already wonderful line of probiotic, cultured dairy products and allow us to bring to our existing customers another high-quality Lifeway dairy product. We expect to complete the acquisition within the next 30-60 days," Smolyansky stated.

Lifeway is a manufacturer of cultured, probiotic and functional food products in the health food industry, and is America's leading supplier of the cultured dairy product known as kefir. The Company markets 12 flavors of kefir and does a successful business exporting its products to Canada. The Company also participates in the organic and soy markets with Lifeway Organic(TM), Organic Kefir and Kefir Cheese, and America's first soy kefir called SoyTreat(TM).

For more information, contact Julie Smolyansky, President, Lifeway Foods, Inc. at (847) 967-1010, e-mail at info@lifeway.net or visit the Company's website at http://www.lifeway.net or http://www.kefir.com.

This document includes certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More information about these factors and their effects on company performance is contained in filings made by Lifeway Foods, Inc. with the U.S. Securities and Exchange Commission including, but not limited to, the annual report on Form 10-K. Information regarding securities filings made by Lifeway Foods, Inc. may be found by visiting the company's website at http://www.kefir.com or http://www.lifeway.net.